EXHIBIT 23

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 28, 2017

Sabine Royalty Trust

Southwest Bank

P.O. Box 962020

Fort Worth, Texas 76162-2020

Ladies and Gentlemen:

We hereby consent to the inclusion of our third-party letter report dated February 20, 2017, containing our opinion on the estimated proved reserves and revenue, as of January 1, 2017, of certain royalty interests that Sabine Royalty Trust has represented that it owns in the Annual Report on Form 10-K for the year ended December 31, 2016, of the Sabine Royalty Trust (the Form 10-K) to be filed with the United States Securities and Exchange Commission. We also consent to the references to DeGolyer and MacNaughton under “Properties—Reserves” in Item 2 and under “Supplemental Oil and Gas Information (Unaudited)—Reserve Quantities” in Item 8 of the Form 10-K.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716